Filed Pursuant to Rule 424(b)(7)

Registration No. 333-183314

Prospectus Supplement

Natural Resource Partners L.P.

Common Units

Representing Limited Partner Interests

This prospectus supplement relates to the offering for resale by the selling unitholders named herein of common units representing limited partner interests in us. This prospectus supplement sets forth updated information concerning the beneficial ownership of the common units by the selling unitholders named herein.

You should read this prospectus supplement together with the related prospectus dated September 11, 2012 and the related prospectus supplements dated October 2, 2012 and January 4, 2013.

Investing in our securities involves a high degree of risk. Limited partnerships are inherently different from corporations. Please read “Risk Factors” beginning on page 4 of the base prospectus, in any applicable prospectus supplement and in the documents incorporated by reference herein and therein before you make any investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 11, 2014.

This prospectus supplement supplements the related prospectus dated September 11, 2012 and prospectus supplements dated October 2, 2012 and January 4, 2013, which relate to the offering for resale from time to time, in one or more offerings, of up to 15,181,716 common units by the selling unitholders named therein. This prospectus supplement updates certain information concerning the beneficial ownership of the common units offered hereunder and supersedes the information appearing under the caption “Selling Unitholders” in the related prospectus and prospectus supplements only with respect to the selling unitholders named herein.

Information concerning any selling unitholder named herein or in the related prospectus or prospectus supplements may change over time, including by addition of additional selling unitholders and, if necessary, we will supplement the prospectus accordingly.

The selling unitholders named herein may sell all, some or none of the common units covered by this prospectus supplement. Please read “Plan of Distribution” in the related prospectus. Adena Minerals, LLC, which is controlled by Christopher Cline, will bear all costs, fees and expenses incurred in connection with the registration of the common units offered by this prospectus supplement except to the extent such costs exceed $150,000. Brokerage commissions and similar selling expenses, if any, attributable to the sale of common units will be borne by the selling unitholders. In addition, we have agreed to indemnify the selling unitholders against certain liabilities in connection with offerings of the common units.

None of the selling unitholders named herein or in the related prospectus or prospectus supplements is a broker-dealer registered under Section 15 of the Exchange Act, or an affiliate of a broker-dealer registered under Section 15 of the Exchange Act. Any selling unitholder that is an affiliate of Natural Resource Partners L.P. may be deemed an “underwriter” within the meaning of the Securities Act, and, as a result, may be deemed to be offering securities, indirectly, on our behalf. Because Christopher Cline owns a substantial amount of our common units and owns a substantial amount of the ownership interests in our general partner, he may be deemed to be an “underwriter” within the meaning of the Securities Act in connection with the distribution of certain units registered for resale on his behalf as described in the related prospectus or prospectus supplements.

The following table sets forth information relating to the selling unitholders named therein as of April 11, 2014 based on information supplied to us by the selling unitholders on or prior to that date. We have not sought to verify such information. The selling unitholders named below or any selling unitholder named in the related prospectus or prospectus supplements may hold or acquire at any time common units in addition to those offered by this prospectus supplement or the prospectus and may have acquired additional common units since the date on which the information reflected herein was provided to us. Additionally, any selling unitholder may have sold, transferred or otherwise disposed of some or all of the units listed below or in the original prospectus in exempt or non-exempt transactions since the date on which the information was provided to us and may in the future sell, transfer or otherwise dispose of some or all of its common units in private placement transactions exempt from or not subject to the registration requirements of the Securities Act.

	Common Units Owned Prior to Offering		Common Units Being Offered	Common Units Owned After Offering
Selling Unitholder	Number of Units	Percentage(1)		Number of Units(2)	Percentage(1)
Cline Trust Company(3)	5,349,816	4.9%	4,875,484	474,332(7)	*
Ikes Fork, LLC(4)	120,134	*	112,564	7,570(7)	*
Forest Glen Investments, LLC(5)	120,131	*	112,562	7,569(7)	*
Christopher Cline(6)	4,917,548	4.5%	4,861,810	55,738(8)	*

*	Less than one percent
(1)	Percentage based on 109,812,408 common units issued and outstanding as of February 28, 2014.
(2)	Assumes the sale of all common units held by such selling unitholder offered by this prospectus supplement.
(3)

On or prior to July 30, 2013, each of (i) The Alex T. Cline 2004 Irrevocable Trust, the beneficiary of which is Alex T. Cline, a child of Christopher Cline, (ii) The Candace L. Cline 2004 Irrevocable Trust, the beneficiary of which is Candace L. Cline, a child of Christopher Cline, (iii) The Christopher L. Cline 2004

Irrevocable Trust, the beneficiary of which is Christopher L. Cline, a child of Christopher Cline, and (iv) The Kameron N. Cline 2004 Irrevocable Trust, the beneficiary of which is Kameron N. Cline, a child of Christopher Cline, transferred all of their common units representing limited partner interests in us (including the 4,875,484 common units offered pursuant to this prospectus supplement) to Cline Trust Company, a Delaware limited liability company. Donald R. Holcomb, the manager of Cline Trust Company, may be deemed to have voting or investment power over the common units held of record by Cline Trust Company. The members of the Cline Trust Company are the four trusts named above, each of which owns an approximately equal membership interest in the Cline Trust Company. Mr. Holcomb also serves as trustee of each of the four trusts. Mr. Holcomb was formerly the Vice President, Secretary and Treasurer of Cline Resource and Development Company (“CRDC”) and is a member of the Board of Directors of GP Natural Resource Partners LLC. Christopher Cline is the sole shareholder and sole director of CRDC.
(4)	The manager of Ikes Fork, LLC (“Ikes Fork”) is Donald R. Holcomb. Mr. Holcomb may be deemed to have voting or investment power over the common units held by Ikes Fork. Mr. Holcomb may also be deemed to have voting or investment power over the common units held by Cline Trust Company. See Note (3).
(5)	The manager of Forest Glen Investments, LLC (“Forest Glen”) is Brian Glasser. Mr. Glasser may be deemed to have voting or investment power over the common units held by Forest Glen. Mr. Glasser is a partner in the law firm of Bailey & Glasser LLP, which has provided legal services to CRDC and certain of its affiliates and may continue to do so in the future.
(6)	The common units held by Mr. Cline in his individual capacity are held in margin accounts. Mr. Cline also owns a substantial ownership interest in our general partner.
(7)	Represents common units not offered for resale pursuant to this prospectus supplement, but which have been registered for resale pursuant to our registration statement on Form S-3 (Registration No. 333-187883) dated May 8, 2013.
(8)	Includes 15,138 common units not offered for sale pursuant to this prospectus supplement, but which have been registered for resale pursuant to our registration statement on Form S-3 (Registration No. 333-187883) dated May 8, 2013.

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